Exhibit 99.1

January 4, 2022

Investor Relations Contact: Amy Theaumont a.theaumont@benefitstreetpartners.com 617-433-2543

Business Development Corporation of America (“BDCA”) changes name to

Franklin BSP Lending Corporation (“FBLC”)

NEW YORK, N.Y. – January 4, 2022 – The Board of Directors of Business Development Corporation of America (“BDCA”) has elected to change the name of the company to Franklin BSP Lending Corporation (“FBLC”) effective January 1, 2022.

FBLC is a business development company that primarily underwrites loans to middle market corporate borrowers. FBLC provides flexible financing solutions to a variety of businesses across a variety of industries. FBLC is externally managed by Benefit Street Partners (“BSP”).

“We believe this name change is an important and positive milestone for the company,” said Richard Byrne, Chairman and Chief Executive Officer of FBLC. “We think it will better align our brand with both Franklin Templeton and Benefit Street Partners, and best position us for future growth.”

About FBLC

FBLC is a non-listed business development company with a $2.5 billion investment portfolio as of September 30, 2021. FBLC’s investment portfolio primarily consists of loans to middle-market companies. FBLC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. FBLC is managed by its investment adviser, Franklin BSP Lending Adviser, L.L.C., an affiliate of Benefit Street Partners L.L.C. For further information, please visit www.bdcofamerica.com. This press release is not an offer to sell any securities issued by FBLC and is not soliciting an offer to buy such securities.

About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $36 billion in assets under management as of November 30, 2021. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

About Franklin Templeton

Franklin Resources, Inc. (NYSE:BEN) is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 165 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company brings extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has over 70 years of investment experience. The company posts information that may be significant for investors in the Investor Relations and News Center sections of its website, and encourages investors to consult those sections regularly. For more information, please visit franklintempleton.com.

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